Exhibit 10.10

TRIPADVISOR, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Introduction

TripAdvisor, Inc. hereby establishes the TripAdvisor, Inc. Amended and Restated Executive Severance Plan and Summary Plan Description (the “Plan”) for the benefit of certain employees of TripAdvisor, Inc. and its subsidiaries (collectively, the “Company”). The purpose of the Plan is to provide certain designated employees with benefits in the event that the employee’s employment is terminated under circumstances entitling the employee to such benefits, as described herein. The Plan is an unfunded welfare benefit plan for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in ERISA Sections 201, 301 and 401 and Department of Labor Reg. §2520.104-24. This Plan supersedes all prior policies and practices of the Company with respect to severance or separation pay for participating employees whose employment is terminated on or after the Effective Date (as defined below).

1. Definitions.

1.1. “Administrator” refers to TripAdvisor LLC, which shall be the administrator of the Plan as defined in Section 3(16) of ERISA, and shall have responsibility for general administration of the Plan and carrying out its provisions.

1.2. “Affiliate” means, with respect to any specified Person, another Person that directly or indirectly Controls or is Controlled by or under common Control with the Person specified.

1.3. “Base Salary” means the Participant’s annual base salary rate in effect on such Participant’s Termination Date.

1.4. “Benefits” or “Severance Benefits” means benefits (including payments) provided to Participants pursuant to Section 3 of the Plan (including Medical Benefits) on account of termination of employment with the Company under circumstances set forth in this Plan.

1.5. “Board” means the Board of Directors of TripAdvisor, Inc.

1.6. “Cause” means: (i) “Cause” as defined in any Employment Arrangement to which the applicable Participant is a party; or (ii) if there is no such Employment Arrangement or if it does not define Cause, “Cause” shall mean (A) the willful or gross neglect by a Participant of such Participant’s employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the Participant; (C) a material breach by the Participant of any fiduciary duty owed to the Company; or (D) a material breach by the Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company; in each case, such determination to be made by the Administrator in its sole discretion.

1.7. “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition by any Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of TripAdvisor, Inc. or its successor (“TripAdvisor”) representing more than 50% of the voting power of the then outstanding equity securities of TripAdvisor entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by TripAdvisor, (B) any acquisition directly from TripAdvisor, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by TripAdvisor or any corporation controlled by TripAdvisor, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by TripAdvisor’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TripAdvisor or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns TripAdvisor or all or substantially all of TripAdvisor’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of TripAdvisor or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of TripAdvisor existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of TripAdvisor of a complete liquidation or dissolution of TripAdvisor.

1.8. “Change in Control Period” means the period beginning three months prior to a Change in Control and ending 12 months following a Change in Control.

1.9 “Class” means the classification of a Participant, which determines the amount of Benefits to which the Participant is entitled under the Plan, as follows:

(a) “CEO” consists solely of the Chief Executive Officer of TripAdvisor, Inc.

(b) “Class 1” consists employees of the Company whom the Committee has designated as Class 1.

(c) “Class 2” consists of (i) Senior Vice Presidents of the Company based on the internal job profile designations in the Company’s HRIS system; and (ii) other employees of the Company whom the Administrator has designated as Class 2.

(d) “Class 3” consists of (i) Vice Presidents of the Company based on the internal job profile designations in the Company’s HRIS system; and (ii) other employees of the Company whom the Administrator has designated as Class 3.

1.10. “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate.

1.11. “Control” or “Controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of TripAdvisor, whether through the ability to exercise voting power, by contract or otherwise.

1.12. “Effective Date” means August 7, 2017.

1.13. “Employment Arrangement” means any employment agreement or offer letter between the Participant and the Company.

1.14. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15. “Good Reason” means, (i) “Good Reason” as defined in any Employment Arrangement to which the applicable Participant is a party; or (ii) if there is no such Employment Arrangement or if it does not define Good Reason, “Good Reason” shall mean, without the Participant’s prior written consent: (A) a material reduction in the Participant’s annual base salary from the annual base salary then in effect for such Participant, (B) a relocation of the Participant’s principal place of business more than 35 miles from the location of the principal place of business from which Participant works, or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties. In order to invoke a termination of employment for Good Reason, the Participant must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason.

1.16. “Medical Benefits” refers to the amount equal to the premiums required to continue the Participant’s and the Participant’s dependents’ participation in any medical plan (including dental or vision but not including any flexible spending account) in which the Participant was participating at the Termination Date.

1.17. “Participant” refers to any employee of the Company or any Subsidiary or Affiliate thereof who is eligible for Benefits under this Plan pursuant to Section 2 below.

1.18. “Person” means any natural person, company, corporation, limited liability company, trust, joint venture, association, partnership, governmental authority or other entity.

1.19. “Qualifying Termination” means (i) with respect to the CEO, a termination of employment by the Company without Cause or a resignation by the CEO for Good Reason, whether during or outside of the Change in Control Period, and (ii) for all Participants other than the CEO, a termination of employment by the Company without Cause outside of the Change in Control Period or a termination of employment by the Company without Cause or a resignation by the Participant for Good Reason during the Change in Control Period.

1.20. “Section 409A” means Section 409A of the Internal Revenue Code, and all Treasury regulations or other authoritative administrative guidance promulgated by the Internal Revenue Service pursuant to such section.

1.21. “Separation and General Release Agreement” means a legally binding document, in a form as may be generally used by the Company from time to time, that includes, without limitation, (i) a general release of claims and non-disparagement covenant in favor of the Company and related persons and entities and (ii) reaffirmation of the Participant’s obligations under the Participant’s nondisclosure, developments and noncompetition agreement with the Company. Whether or not a Participant chooses to sign the Separation and General Release Agreement shall be at such Participant’s discretion.

1.22. “Subsidiary” or “Subsidiaries” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least 50% voting or profits interest is owned, directly or indirectly, by TripAdvisor.

1.23. “Target Bonus” means the Participant’s annual target bonus as established by the Company in connection with the Company’s short-term incentive program and in effect on the Termination Date.

1.24. “Termination Date” means the final day of employment with the Company.

2. Eligibility for Benefits.

2.1. General Eligibility. The Company has determined that certain employees of the Company shall be eligible to participate in the Plan. The Company shall advise each Participant of such Participant’s participation in the Plan. Except as otherwise provided in the Plan, and subject to the terms of the Plan, a Participant is entitled to Benefits under the Plan; provided the Participant has executed a non-competition, non-solicitation, confidential information and proprietary rights agreement in a form acceptable to the Company as determined by the Administrator, and the Participant signs and does not later revoke a Separation and General Release Agreement.

2.2. Exclusions. A Participant is not eligible for Benefits if:

(a) the Participant voluntarily resigns (other than a resignation for Good Reason as set forth herein), including a resignation that occurs after the Participant has been advised by the Company that such Participant will be terminated but before the effective date of such termination;

(b) the Participant has ceased to be a Participant, as defined by the Plan;

(c) the employment of the Participant terminates by reason of death;

(d) the Participant is entitled to long-term disability benefits from the Company-sponsored long-term disability plan as of the date the Qualifying Termination would have occurred had the individual been actively at work on such date;

(e) the Participant has notified the Company of the Participant’s intent to retire from the Company prior to the date of the Participant’s Qualifying Termination;

(f) the Participant fails to return to work immediately following the conclusion of an approved leave-of-absence;

(g) the Participant’s employment is terminated for, or on account of, Cause; or

(h) the Company determines that the payment of benefits under the Plan in connection with such termination of employment would be inconsistent with the intent and purposes of the Plan.

2.3. Other Benefits.

(a) Notwithstanding anything herein to the contrary, the Participant and Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any Employment Arrangement and the terms of this Plan, whichever term is more beneficial to the Participant (including, for example, the amount of Benefits) between this Plan and the Employment Arrangement shall prevail and the amount of Benefits paid to the Participant shall be capped at the amounts provided by such prevailing terms. In no event shall Participant be entitled to the same type of benefits under both this Plan and any Employment Arrangement for the same event or Qualifying Termination.

(b) To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, or the Worker Adjustment and Retraining Notification Act (“WARN Act”), requires the Company to provide benefits of any kind to an employee because of that employee’s Qualifying Termination or similar event, the Benefits provided under this Plan shall be reduced as determined by the Administrator to the extent of any such other benefits.

(c) To the extent that any non-U.S. law requires the Company to provide benefits of any kind to an employee or imposes terms more favorable than the terms of the Plan in connection with the employee’s Qualifying Termination or similar event, the Participant shall be entitled to the better of such mandatory benefits or terms and the Benefits provided under this Plan, without duplication. To the extent the Company pays any benefits to a non-U.S. Participant outside the Plan in connection with the Participant’s Qualifying Termination or similar event, such payments shall be reduced by any Benefits available to such Participant under the Plan.

(d) The Company intends for the Benefits provided under this Plan to satisfy any and all statutory obligations which may arise out of an employee’s Qualifying Termination (including, for the avoidance of doubt, notice or pay in lieu of notice), and the Administrator shall so construe and implement the terms of this Plan.

3. Amount and Form of Benefits.

3.1. Termination Not in Connection with a Change in Control.

(a) Subject to the remaining provisions of this Plan, a Participant who experiences a Qualifying Termination outside of the Change in Control Period shall be entitled to Benefits equal to (x) an amount equal to the Participant’s Base Salary for the Base Period described below, paid in the form of Salary Continuation (defined below), based upon the Participant’s Class on the Termination Date, plus (y) Health Care Continuation (defined below) for the Medical Period described below, based upon Participant’s Class on the Termination Date.

Class	Base Period	Medical Period
CEO	18 months	18 months
Class 1 and Class 2	12 months	12 months
Class 3	6 - 9 months*	6 - 9 months*

*For Participants in Class 3, Benefits shall be calculated at a rate of one month for every full year of service to the Company, subject to a minimum of six months and a maximum of nine months. Thus, for purposes of illustration, if a Participant was employed by the Company for 4 ½ years as of the Termination Date, then the Base Period and Medical Period will be six months. If a Participant was employed by the Company for 7 ½ years as of the Termination Date, then the Base Period and Medical Period will be seven months. If a Participant was employed by the Company for nine years or more as of the Termination Date, then the Base Period and Medical Period will be nine months.

(b) In addition to the Benefits set forth above, if the CEO experiences a Qualifying Termination outside of the Change in Control Period, the CEO shall be entitled to an amount equal to 1.5x the CEO’s Target Bonus for the fiscal year in which the Termination Date occurs, which shall be paid in a single lump sum, less applicable payroll or other taxes required to be withheld, as soon as practicable after the CEO executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires, but in no event later than March 15 of the year following the year in which the Termination Date occurs.

(c) In addition to the Benefits set forth above, if a Class 1 Participant experiences a Qualifying Termination outside of the Change in Control Period, such Class 1 Participant shall be entitled to an amount equal to 1x the Class 1 Participant’s Target Bonus for the fiscal year in which the Termination Date occurs, which shall be paid in a single lump sum, less applicable payroll or other taxes required to be withheld, as soon as practicable after the Participant executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires, but in no event later than March 15 of the year following the year in which the Termination Date occurs.

(e) Except as otherwise provided in Section 3.5, “Salary Continuation” means that the Company shall continue to pay Participant’s Base Salary at the rate in effect on the Termination Date during the Base Period provided in Section 3.1(a) above. The first payment of Salary Continuation shall be paid within 60 days after the Termination Date provided the Participant timely executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires without revocation. The Salary Continuation Benefits shall be paid on the Company’s regular payroll dates; provided, however, that if the 60 day period begins in one calendar year and ends in a second calendar year, the first payment of Salary Continuation shall be paid in the second calendar year. In the event the Participant misses one or more regular payroll periods between the Termination Date and the first Salary Continuation payment, the first Salary Continuation payment shall include a “catch up” payment of accrued but unpaid Salary Continuation payments.

(d) “Health Care Continuation” means that if the Participant is participating in the Company’s group health plan immediately prior to the Termination Date, then subject to timely election and eligibility for benefits under the law known as COBRA, and any law that is the successor to COBRA, the Company shall continue to pay the employer portion of the Participant’s health benefits until the earlier of the end of the Medical Period and the date the Participant becomes re-employed or otherwise ineligible for COBRA. With respect to a Participant who is employed outside of the United States, such Participant will be eligible to continue to receive medical and dental insurance coverage during the Medical Period at the same level of coverage as on the date of the Participant’s termination of employment, to the extent available under the plans and consistent with applicable law.

Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a group health plan of a subsequent employer. No Participant shall be entitled to receive cash or other consideration in lieu of coverage, except as determined by the Administrator. At the end of the Medical Period, the Participant shall no longer have a right to receive contributions towards continued health plan coverage, which shall be continued only to the extent required by applicable law and only to the extent that Participant continues to timely pay the full amount required for continuation of health plan coverage.

3.2. Termination in Connection with a Change in Control.

(a) Subject to the provisions of this Plan, a Participant who experiences a Qualifying Termination during the Change in Control Period shall be entitled to Benefits equal to (x) an amount equal to the Participant’s Base Salary for the Base Period described below, based upon the Participant’s Class on the Termination Date, plus (y) an amount equal to the Participant’s Target Bonus for the fiscal year in which the Termination Date occurs multiplied by the number set forth below under Bonus Amount, based upon the Participant’s Class on the Termination Date, plus (z) an amount equal to the Participant’s Medical Benefits for the Medical Period described below, based upon the Participant’s Class on the Termination Date.

Class	Base Period	Bonus Amount	Medical Period
CEO	24 months	2	24 months
Class 1 and Class 2	18 months	1.5	18 months
Class 3	12 months	1	12 months

(b) Except as otherwise required pursuant to Section 3.5, any payments of Benefits under this Section 3.2 shall be paid in a single lump sum, less applicable payroll or other taxes required to be withheld. The Benefits shall be paid as soon as practicable after the Participant executes the Separation and General Release Agreement and the period during which the Separation and General Release Agreement may be revoked expires, but in no event later than March 15 of the year following the year in which the Termination Date occurs.

3.3. Conditions and Limitations on Benefits. Any payments of Benefits under the Plan are specifically conditioned upon the following:

(a) The Participant must sign and not later revoke a Separation and General Release Agreement. Under no circumstances will any Benefits be provided to a Participant who elects not to sign, or who revokes, a Separation and General Release Agreement. Each Participant is encouraged to review the Separation and General Release Agreement with such Participant’s personal attorney at such Participant’s own expense, if such Participant so desires.

(b) An executed non-competition, non-solicitation, confidential information and proprietary rights agreement in the form provided by the Company is a condition to eligibility for Benefits under this Plan. Under no circumstances shall any employee be entitled to participate in this Plan without an executed non-competition, non-solicitation, confidential information and proprietary rights agreement in a form acceptable to the Company, as determined by the Administrator. The Participant must comply with any non-competition, non-solicitation, confidential information and proprietary rights, or similar restrictive covenants contained in any agreement to which the Participant is a party. If the Participant violates any such agreement, the Company shall have no further obligation to provide any Benefits, and may in its discretion bring suit against the Participant to recover Benefits previously paid.

(c) The Participant must not have engaged in conduct that would have constituted Cause for dismissal. If the Participant is terminated for a reason other than Cause, and the Company subsequently discovers that the Participant engaged in conduct that would have constituted Cause, the Company shall have no further obligation to provide any Benefits, and may in its discretion bring suit against the Participant to recover Benefits previously paid, and the difference between the premiums actually paid for Health Care Continuation and Medical Benefits and the premiums that would have been required for the same coverage under COBRA.

3.4. Payment of Severance Benefits upon Participant’s Death. If a Participant dies after the Termination Date and after executing the Separation and General Release Agreement, but before Severance Benefits are paid, any remaining Severance Benefits will be paid to the Participant’s estate in a lump sum within 90 days after the Participant’s death.

3.5. Compliance with Section 409A. It is the intent of the Company that all amounts payable to a Participant pursuant to this Plan, including without limitation amounts payable under this Section 3, be paid in a manner that is exempt from or satisfies the requirements of Section 409A, to the extent applicable, and to the maximum extent possible this Plan shall be so interpreted. Without limiting the foregoing:

(a) Each installment of Severance Benefits paid pursuant to the Section 3 shall constitute a separate “payment” for purposes of Section 409A. For purposes of this Plan the term “Section 409A Payment” means any payment that the Administrator determines in good faith constitutes a payment of deferred compensation subject to Section 409A.

(b) If a Participant is a “specified employee” as defined in Section 409A at the time of the Participant’s termination of employment, then no Section 409A Payments shall be paid to the Participant until the first business day after the earlier of (i) six months following the Termination Date or (ii) the Participant’s death, and all Section 409A Payments that would otherwise have been paid prior to such date shall be paid on such date, without interest, in a lump sum.

(c) No Section 409A Payment shall be paid at a time other than the time specified herein, whether by amendment to the Plan or otherwise, and no amount shall be paid in substitution for any Section 409A Payment if such amount is paid at a different time than the Section 409A Payment would have been paid, except as permitted by Section 409A. Without limiting the generality of the foregoing, if any Participant becomes entitled to Severance Benefits pursuant to Section 3.2 by reason of a termination in connection with a Change in Control that does not constitute a “change in control event” with respect to such Participant as defined in Section 409A, then a portion of the Severance Benefit payable under Section 3.2 equal to the sum of all Section 409A Payments that the Participant would have received under Section 3.1 if he or she had been terminated outside the Change in Control Period shall be paid in installments at the same times that such Section 409A Payments would have been paid.

(d) If any termination of employment occurs that does not constitute a separation from service as defined in Section 409A, then any Section 409A Payment that becomes payable by reason of such termination shall not be paid until the Participant incurs a separation from service as defined in Section 409A.

3.6. Reduction of Payments to Comply with Section 280G.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of the Severance Benefits, and any additional compensation, payment or distribution by the Company to or for the benefit of Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Total Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the total Severance Benefits, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the federal, state, and local income and employment taxes payable by Participant on the amount of the Total Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, the Participant shall be entitled to the full benefits payable under this Plan.

(ii) If the Threshold Amount is less than (x) the Total Severance Payments, but greater than (y) the Total Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Total Severance Payments which are in excess of the Threshold Amount, then the Total Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Total Severance Payments shall not exceed the Threshold Amount. In such event, the Total Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section 3.6, “Threshold Amount” means three times the Participant’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Participant with respect to such excise tax.

(c) The determination as to which of the alternative provisions of this Section 3.6 shall apply shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and Participant within 15 business days of the Termination Date, or at such earlier time as is reasonably requested by the Company. For purposes of determining which of the alternative provisions of this Section 3.6 shall apply, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Participant’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Participant.

3.7. Withholding. The Company will withhold from all Severance Benefits all required federal, state, local and other taxes and any other payroll deductions required.

4. Administration.

The Administrator has the sole and unlimited discretion to interpret the terms of the Plan, to adopt such rules and procedures as it may determine to be appropriate for the administration of the Plan, and to make all determinations about eligibility and payment of benefits. All decisions of the Administrator, any action taken by the Administrator with respect to the Plan and within the powers granted to the Administrator under the Plan, and any interpretation by the Administrator of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Administrator may delegate and reallocate any authority and responsibility with respect to the Plan. The authority of the Administrator may also be exercised in routine and administrative matters by the Company’s Chief People Officer, or persons acting under the Chief People Officer’s authority.

5. Amendment or Termination.

The Company reserves the right, in its sole and unlimited discretion, to amend or terminate the Plan at any time by action of the Committee or the Board, without prior notice to any Participant; provided, however, that no such amendment or termination shall materially adversely affect the interests or rights of any Participant whose Termination Date has occurred prior to any such amendment or termination of the Plan.

6. Claims Procedure.

6.1. Notice of Claim. Any Person who believes that such Person is entitled to any payment under the Plan (“Applicant”) may submit a claim in writing to the Company’s human resources department. If a claim is denied in whole or in part, the Company shall furnish the Applicant within 90 days after receipt of such claim with a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary and explains the claim review procedures of this Section 6, including the Applicant’s right to file suit in accordance with Section 6.4 if the claim is denied following review. The 90-day period for responding to a claim may be extended by up to an additional 90 days if the Applicant is given, by the end of the initial 90-day period, a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the claim will be resolved.

6.2. Review of Decision. If within 60 days after receipt of a notice of denial pursuant to Section 6.1, the Applicant so requests in writing, the Committee shall review such decision. The Committee’s decision on review shall be in writing, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Applicant, and shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall explain the Applicant’s right to file suit in accordance with Section 6.4. It shall be delivered to the Applicant within 60 days after the request for review is received, unless extraordinary circumstances require a longer period, in which event the 60-day period may be extended by up to an additional 60 days if the Applicant is given, by the end of the initial 60-day period, a written notice of the extension, including an explanation of the reason for the extension and an estimate of when the appeal will be resolved.

6.3. Construction. The provisions of this Section 6 are intended to comply with the requirements of ERISA Section 503 and the regulations issued thereunder, and shall be so construed. In accordance with such regulations, each Applicant shall be entitled, upon written request and without charge, to review and receive copies of all material relevant to such Applicant’s claim within the meaning of Department of Labor Regulations 29 C.F.R. Section 2560.503-1(m)(8), and to be represented by a qualified representative.

6.4. Process for Appeal. In further consideration of being permitted to participate in the Plan, each Participant agrees on behalf of such Participant, and all other persons claiming through such Participant, that such Participant will not commence any action at law or equity (including without limitation any action under ERISA Section 502), or any proceeding before any administrative agency, for payment of any benefit under this Plan without first filing a written claim for such benefit and appealing the denial of that claim in accordance with the provisions of this Section 6, and in any event will not commence any such action more than 180 days after the appeal is denied in accordance with subsection 6.2.

7. Inalienability.

In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan and any attempt to do so shall be null and void. At no time will any such right or interest be subject to the claims of creditors or liable to attachment, execution or other legal process.

8. Recovery of Payments Made by Mistake.

A Participant shall be required to return to the Company any Severance Benefit, or portion thereof, paid by a mistake of fact or law.

9. No Enlargement of Employment Rights.

Neither the establishment or maintenance of the Plan, the payment of any amount hereunder by the Company nor any action of the Company shall confer upon any individual any right to continue as an employee of the Company or any Subsidiary thereof or as a Participant under this Plan nor any right or interest in the Plan other than as provided in the Plan.

10. Mitigation and Offset

10.1 A Participant who becomes entitled to receive Severance Benefits pursuant to Section 3.1 shall, as a condition to his or her continued eligibility for Severance Benefits, use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 3.1 hereof. If the Participant obtains other employment during the Base Period, the Company shall have the right to offset against the Severance Benefits the amount earned by the Participant from another employer during the Base Period. For purposes of this Section 10.1, the Participant shall inform the Company regarding such

Participant’s employment status following termination and during the Base Period. The Company shall have the right to withhold Severance Benefits if the Participant fails to periodically certify such Participant’s employment status in accordance with procedures established by the Company, or to recover any Severance Benefits to a Participant who fails to advise the Company of other employment. If a Participant receiving Health Care Continuation under Section 3.1 obtains other employment and is eligible for medical coverage through such employment, the subsidized portion of Health Care Continuation shall terminate regardless of whether the Participant continues to be eligible for COBRA coverage, and the Participant shall thereafter be required to pay the full COBRA premium.

10.2 The mitigation and offset provisions of Section 10.1 shall not apply to a Participant who becomes entitled to receive Severance Benefits pursuant to Section 3.2 by reason of a Qualifying Termination during the Change in Control Period. Such Participants shall not be required to mitigate damages or to offset Severance Benefits. Nothing contained herein shall be construed to preclude the Company from discontinuing Health Care Continuation to a Participant who has obtained other medical coverage in accordance with COBRA or to a Participant who has obtained other employment.

10. Governing Law.

The parties to this Plan acknowledge and agree that this Plan and the parties’ rights and obligations hereunder shall be construed, interpreted, administered and enforced in accordance with ERISA, and to the extent applicable and not pre-empted by other federal law, in accordance with the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth of Massachusetts’s conflict of law principles.

11. Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12. Assignment.

The Company may assign its rights under the Plan to any successor in interest, whether by merger, consolidation, sale of assets or otherwise. The Plan shall be binding whether it is between the Company and a Participant or any successor or assignee of the Company or affiliate thereof and a Participant.

13. Unfunded.

The Plan is intended to create an unfunded compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive the Benefits shall be no greater than the right of an unsecured general creditor of the Company. All Benefits shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such awards. There shall not vest in any Participant or beneficiary any right, title or interest in and to any specific assets of the Company.

14. Statement of ERISA Rights.

Participants eligible to participate in the Plan are entitled to certain rights and protections under ERISA.

14.1 Receive Information About Plan and Benefit.

ERISA provides that all Plan participants shall be entitled to:

(i)
Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and (if applicable) a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U. S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, and (if applicable) copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

(iii)
Receive a summary of the Plan’s annual financial report (if applicable).

14.2. Actions by Plan Fiduciaries.

No one, including a Participant’s employer, or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a benefit or exercising such Participant’s rights under ERISA.

14.3. Enforce Rights.

If a Participant’s claim for a severance benefit is denied or ignored, in whole or in part, such Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, such Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, such Participant may file suit in a state of federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U. S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.

14.4. Assistance with Questions.

If a Participant has any questions about the Plan, such Participant should contact the Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents form the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration. U. S. Department of Labor, listed in the Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 800.998.7542.

IN WITNESS WHEREOF, TripAdvisor, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

TRIPADVISOR INC.

By:	/s/ Kate Forrestall
Name:	Kate Forrestall
Title:	Chief People Officer

MISCELLANEOUS INFORMATION

1.	PLAN NAME:
TripAdvisor, Inc. Amended and Restated Executive Severance Plan
2.	EMPLOYER (PLAN SPONSOR):
TripAdvisor, Inc.
400 First Ave.
Needham, MA 02494
(781) 800-5800
3.	EMPLOYER IDENTIFICATION NUMBER: XX-XXXXXXX
4.	PLAN NUMBER: 5XX
5.	PLAN YEAR: Calendar year, January 1 - December 31
6.	PLAN ADMINISTRATOR AND AGENT FOR SERVICE OF LEGAL PROCESS:
Chief People Officer
TripAdvisor, Inc.
400 First Ave
Needham, Massachusetts 02494
(781) 800-5800
7.	TYPE OF PLAN:
The Plan is an employee welfare benefit plan under ERISA offering severance benefits.

Signature Page to Participation Letter

[Form of Participation Letter]1

[DATE], 2025

[NAME]

[ADDRESS]

[ADDRESS]

[ADDRESS]

Re: Amended and Restated Executive Severance Plan and Summary Plan Description

Dear [NAME],

This letter agreement memorializes the terms of your participation in the Tripadvisor, Inc. Amended and Restated Executive Severance Plan and Summary Plan Description (the “ESP”), a copy of which is attached as Exhibit A to this letter agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the ESP.

Your designated Class (as defined under the ESP) for purposes of the ESP is [____________]. As described in the ESP, you may be eligible for certain payments and benefits under the ESP upon a Qualifying Termination, subject to the terms of the ESP. You acknowledge that the severance payments and benefits provided to you under the ESP and this letter agreement upon a Qualifying Termination outside the Change in Control Period supersede and replace the terms of the offer letter between you and Tripadvisor LLC, dated [_________] (the “Offer Letter”), regarding severance payments and benefits upon a Qualifying Termination outside the Change in Control Period and, in the event you experience a Qualifying Termination outside the Change in Control Period you shall only be eligible to receive severance payments and benefits under the ESP and this letter agreement[, provided that you shall remain eligible to receive severance the payments and benefits set forth in the Offer Letter upon your resignation for Good Reason outside the Change in Control Period, subject to the terms of the Offer Letter[; provided, however, ___________________].] In addition, you shall be eligible for severance payments and benefits provided to you under the ESP upon a Qualifying Termination during the Change in Control Period.

In addition to the Benefits set forth in the ESP, upon a Qualifying Termination outside the Change in Control Period and subject to the terms of the ESP, including, without limitation, Section 3.3 of the ESP: (i) all Awards (as defined in the applicable Tripadvisor, Inc. equity plan) held by the you that are outstanding and unvested at the time of such Qualifying Termination but which would, but for a termination of employment, have vested during the [__] months following the Termination Date (such period, the “Equity Acceleration Period”) shall vest as of the Termination Date; provided that any outstanding Awards with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the Award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the

1 This form of participation letter applies only to the Company’s CEO and Class 1 Participants.

Signature Page to Participation Letter

Termination Date and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the Termination Date and vested 100% on the fifth anniversary of the grant date, then on the Termination Date 40 RSUs from the first award and 60 RSUs from the second award would vest); provided further that any amount that would vest under this clause (i), but for the fact that outstanding performance conditions have not been satisfied, shall vest only if, and at such point as, such performance conditions are satisfied; and provided further that if any Award specifies a more favorable post-termination vesting schedule for such Award, the terms of the award agreement for such Award shall govern and (ii) all vested stock options and stock appreciation rights held by you as of the Termination Date (including such Awards that vest by operation of clause (i) above) shall remain exercisable through the originally scheduled expiration date of such Awards.

Notwithstanding anything to the contrary in the ESP, the first sentence of Section 10.1 of the ESP shall not apply to you and the words “employer portion” in the definition of Health Care Continuation in Section 3.1(d) of the ESP shall be replaced with “full amount.”

Please review the information in this letter agreement and the ESP carefully. If you have any questions regarding this letter agreement or the ESP, please contact Tripadvisor’s Chief People Officer.

To accept the terms of this letter and to participate in the ESP, please sign and date this letter in the space provided below and return the signed copy to Tripadvisor’s Chief People Officer by August __, 2025.

Tripadvisor, Inc.

Name:

Title:

Agreed and Accepted:

Name:

Date:

Signature Page to Participation Letter